Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Julie Longstreth, Marketing Supervisor
400 Cleveland Street, FL 7
Clearwater, FL  33755
1 877 654-1500
jlongstreth@ccclease.com

Commonwealth Capital Securities Corp.  Announces Gregory M. Lorenz As President and Registered Principal

Clearwater, FL – October 12, 2010

Commonwealth Capital Corp. is proud to announce that Gregory M. Lorenz CFP has assumed the position of President of Commonwealth Capital Securities Corp., the Dealer Manager for Commonwealth’s ongoing public and private offerings.  Mr. Lorenz is a registered principal of Commonwealth Capital Securities Corp. as well as a Certified Financial Planner and holds FINRA series 7, 39 and 66 licenses.

As President of Commonwealth Capital Securities Corp., Mr. Lorenz manages due diligence and broker/dealer development, as well as coordinates the national sales and marketing effort, syndication and product development.

Prior to joining Commonwealth Capital Securities Corp., Mr. Lorenz served as a Financial Advisor with Allstate Financial Services. His background also includes running his own fee-only financial planning practice and serving as a Financial Advisor for UBS Financial Services and E*Trade Securities.  He served as a Portfolio Manager for nine years, five of which were spent managing 17 separate Income & Growth Funds for Commonwealth Capital Corp.

Mr. Lorenz earned his CERTIFIED FINANCIAL PLANNER™ credentials in June 2005; he received his Certificate in Financial Planning from Texas A&M University, and attended Orange Coast College, Costa Mesa.  He holds several securities licenses and is a respected industry speaker.  He has written numerous articles and been quoted in various alternative investment industry publications.

Commonwealth Capital Corp., founded in 1978, is a well-known, WBENC certified, 100% domestic, equipment leasing and financial services company, with locations in Clearwater, Florida and Chadds Ford, Pennsylvania.   www.ccclease.com